                                                                    Exhibit 3.21



                          1997 AMENDMENT NO. 2 TO THE
                      THIRD AMENDED AND RESTATED BYLAWS OF
                              TCC INDUSTRIES, INC.

       Sections 2.03 and 9.01 of the Third Amended and Restated Bylaws, as amended, of TCC Industries, Inc., a Texas Corporation (the "Corporation") were amended at a board meeting held May 6, 1997, by deleting such provisions and inserting the following:

       "2.03 Special Meetings. Special Meetings of the shareholders may be called by the chairman of the board, the president, the board of directors or the holders of not less than one-tenth (1/10th) of all shares entitled to vote at the meeting; provided that when a meeting is to be called by the holders of not less than one-tenth (1/10th) of all shares entitled to vote at the meeting for a purpose other than the removal of one or more directors in accordance with these Bylaws, prior notice of such meeting and the purposes therefor must be set forth in writing to, and timely filed with, the secretary of the corporation. To be considered timely, such prior notice must be delivered either in person or by United States Certified Mail, postage prepaid, and received at the principal executive offices of the corporation not less than 120 days nor more than 150 days before the proposed date of the special meeting of shareholders. Business transacted at any special meeting shall be confined to the purposes stated in the prior notice provided to the secretary of the corporation and in the notice of the meeting provided to shareholders. A meeting called by the holders of not less than one-tenth (1/10th) of all shares entitled to vote at the meeting for a purpose other than the removal of one or more directors, may be canceled or rescheduled by the board of directors if such meeting would occur within 60 days of the corporation's annual meeting.

       9.01 General. These Bylaws may be altered, amended or repealed, or new bylaws may be adopted at any meeting of the board of directors at which a quorum is present, by the affirmative vote of not less than sixty percent (60%) of the entire board of directors, provided notice of the proposed alteration, amendment or repeal is contained in the notice of the meeting. The Bylaws may also be altered, amended or repealed or new bylaws may be adopted at any meeting of the shareholders at which a quorum is present, by the affirmative vote of the holders of a majority of the shares outstanding and entitled to vote thereon, provided notice of the proposed alteration, amendment or repeal or new bylaws is contained in the notice of the meeting. Any action not permitted under these Bylaws as in effect on the date of the giving of notice of a meeting of shareholders regarding a proposal to alter, amend, repeal or adopt new bylaws in a manner to permit such action, may not be submitted for a vote by the shareholders at, nor may it be the subject of a prior notice of special meeting to the secretary of the corporation pursuant to these Bylaws prior to, the meeting at which the Bylaws are altered, amended or repealed or new bylaws are adopted."

       The undersigned Secretary of the Corporation hereby certifies that the foregoing is true and correct.



                                           /s/ FRANK W. DENIUS
                                           -------------------------------------
                                           Frank W. Denius, Secretary